As filed with the Securities and Exchange Commission on May 15, 2007
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HEALTH CARE REIT, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	34-1096634
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One SeaGate
Suite 1500
Toledo, Ohio 43604
(419) 247-2800
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

George L. Chapman
Chairman of the Board and Chief Executive Officer
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, Ohio 43604
(419) 247-2800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Mary Ellen Pisanelli, Esq.
Shumaker, Loop & Kendrick, LLP
North Courthouse Square
1000 Jackson Street
Toledo, Ohio 43604
(419) 241-9000

     Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering.  ☐

     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Shares	Amount to	Offering Price	Aggregate	Amount of
to be Registered	be Registered	Per Share(1)	Offering Price	Registration Fee(2)
Common Stock, $1.00 par value	10,760,247	$44.57	$479,584,209	$12,603

(1)	Estimated solely for purposes of calculating the registration fee based upon the average of the high and low prices reported for the shares of the common stock on the New York Stock Exchange on May 14, 2007, pursuant to Rule 457(c).

(2)	The filing fee of $14,723 (calculated in accordance with Rule 457(o)) is being offset by the $2,120 that was paid with respect to 760,247 shares of common stock that were previously registered pursuant to the registration statement on Form S-3 (File No. 333-110902) filed by Health Care REIT, Inc. on December 3, 2003, as amended on December 11, 2003, and were not sold thereunder.

     Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included herein is a combined prospectus and includes 760,247 shares of common stock registered under the registration statement on Form S-3 (File No. 333-110902), which have not been sold. The amount of common stock being registered hereunder represents the maximum amount of common stock which is expected to be offered for sale.

PROSPECTUS

HEALTH CARE REIT, INC.

SECOND AMENDED AND RESTATED DIVIDEND REINVESTMENT
AND STOCK PURCHASE PLAN

10,760,247 Shares of Common Stock, $1.00 Par Value Per Share

With this prospectus, we are offering you the opportunity to participate in our Second Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan allows our existing stockholders to increase their holdings of our common stock and gives new investors an opportunity to make an initial investment in our common stock.

PLAN HIGHLIGHTS

•	If you are an existing stockholder, you may purchase additional shares of our common stock by reinvesting all or a portion of the dividends paid on your shares of common stock and by making optional cash payments of not less than $50 up to a maximum of $5,000 per month. In some instances, we may permit optional cash payments in excess of this maximum if we approve your request for waiver.

•	If you are a new investor, you may join the Plan by making an initial investment of not less than $1,000 up to a maximum of $5,000. In some instances, we may permit initial investments in excess of this maximum if we approve your request for waiver.

•	Regardless of whether you are an existing stockholder or a new investor, you may purchase shares of our common stock at a discount ranging from 0% to 5% (currently set at 2%) without paying any service fees, brokerage trading fees or other charges. We may adjust the discount in our discretion at any time and will announce changes to the discount at least 30 days prior to the next investment date. If we approve your request for waiver, we may offer you a discount ranging from 0% to 5%.

•	Once you enroll in the Plan, you may authorize electronic deductions from your bank account for optional cash payments.

Your participation in the Plan is voluntary and you may terminate your account at any time. If you elect not to participate in the dividend reinvestment portion of the Plan, you will receive dividends, if and when declared by our board of directors, by check or automatic deposit to a bank account that you designate.

Investing in our shares of common stock involves risks. You should consider certain risk factors before enrolling in the Plan. See “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” on pages 3 and 4 of this prospectus for more information. We suggest you retain this prospectus for future reference.

Our shares of common stock are listed on the New York Stock Exchange under the symbol “HCN.” On May 14, 2007, the last reported sales price of our common stock on the New York Stock Exchange was $44.30 per share. Our executive offices are located at One SeaGate, Suite 1500, Toledo, Ohio 43604, telephone number: 419-247-2800, facsimile: 419-247-2826, and Web site: www.hcreit.com.

This prospectus is not an offer to sell these shares and it is not soliciting an offer to buy these shares in any state where the offer or sale is not permitted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 15, 2007.

RISK FACTORS

Before you decide to participate in the Plan and invest in shares of our common stock, you should be aware of the following material risks in making such an investment. You should consider carefully these risk factors together with all information included or incorporated by reference in this prospectus before you decide to participate in the Plan and purchase shares of common stock. In addition, you should consult your own financial and legal advisors before making an investment.

You will not know the share price of our common stock at the time you make an investment decision.

You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The share price of our common stock may fluctuate between the time you make an investment decision and the time the shares are purchased or sold.

The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

If you instruct the Administrator to sell shares under the Plan, you will not be able to direct the time or price at which your shares are sold. The share price of our common stock may decline between the time you decide to sell shares and the time of actual sale.

If you decide to withdraw from the Plan and request a certificate for whole shares credited to you under the Plan, the share price of our common stock may decline between the time you decide to withdraw and the time you receive the certificate.

The share price of our common stock could be affected by several factors.

Since January 1, 2004, the trading price of our common stock on the New York Stock Exchange has ranged from a low of $27.70 per share to a high of $48.55 per share. The share price of our common stock depends upon several factors, including, but not limited to: our financial condition, performance and prospects; general economic and financial market conditions; changes in estimates by analysts; the market for similar securities issued by real estate investment trusts (“REITs”); and our ability to meet analysts’ estimates. In addition, the market price of our common stock may be affected by future sales of our securities, including additional issuances of common stock and securities convertible into common stock. We also are required to issue common stock to the holders of the Series E Cumulative Convertible and Redeemable Preferred Stock, the Series G Cumulative Convertible Preferred Stock and the 4.75% Convertible Senior Notes due 2026 if and when the holders exercise their conversion rights. These factors, among others, could significantly depress the trading price of our common stock.

Holders of our outstanding shares of preferred stock have, and holders of any future outstanding shares of preferred stock will have, liquidation, dividend and other rights that are senior to the rights of the holders of our common stock.

Since our board of directors has the authority to designate and issue preferred stock with liquidation, dividend and other rights that are senior to those of our common stock, our issued and outstanding shares of preferred stock, as well as any that may be issued in the future, would receive, upon our voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of our common stock, their liquidation preferences as well as any accrued and unpaid distributions. These payments would reduce the remaining amount of our assets, if any, available for distribution to holders of our common stock.

Certain provisions in our certificate of incorporation and by-laws may restrict your ownership of shares of our capital stock and/or discourage or prevent a change in our control.

In order to assist us in maintaining our qualification as a REIT for U.S. federal income tax purposes, our by-laws provide that no person may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than 9.8% of the value of our outstanding capital stock, subject to certain exceptions. For this purpose, all options, warrants, convertible securities or other rights to acquire our common stock will be treated as if all such rights had been exercised. If any shares or other securities in excess of this limit are issued or transferred to any person, such issuance or transfer shall be valid only with respect to such amount of shares or securities as does not exceed this limit, and such issuance or transfer will be void with respect to the excess. See “Restrictions on Transfer of Securities.”

Provisions in our certificate of incorporation and by-laws and Delaware law could prevent or deter an acquisition of us by a third party, even if the acquisition would be favorable to you. See “Description of Certain Provisions of Our Certificate of Incorporation and By-Laws.”

Our ability to pay dividends in the future is subject to many factors.

Our ability to pay dividends may be impaired if any of the risks described in this prospectus or incorporated by reference into this prospectus were to occur. In addition, payment of our dividends depends upon our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time.

Other important factors are identified in our Annual Report.

Other important factors are identified in our Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2006, which is incorporated by reference into this prospectus, and may be identified in documents filed by us with the Securities and Exchange Commission (the “SEC”) after the date hereof that are incorporated by reference into this prospectus, including factors identified under the headings “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

We have made or incorporated by reference in this prospectus statements that constitute “forward-looking statements” as that term is defined in the federal securities laws. These forward-looking statements include, but are not limited to, those regarding:

•	the possible expansion of our portfolio;

•	the sale of properties;

•	the performance of our operators/tenants and properties;

•	our ability to enter into agreements with new viable tenants for vacant space or for properties which we take back from financially troubled tenants, if any;

•	our ability to retain or increase occupancies in our medical office buildings at similar or higher rates;

•	our ability to make distributions to stockholders;

•	our policies and plans regarding investments, financings, and other matters;

•	our tax status as a real estate investment trust;

•	our ability to appropriately balance the use of debt and equity;

•	our ability to access capital markets or other sources of funds; and

•	our ability to meet earnings guidance.

When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “estimate” or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to:

•	the status of the economy;

•	the status of capital markets, including prevailing interest rates;

•	issues facing the health care industry, including compliance with, and changes to, regulations and payment policies and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance;

•	changes in financing terms;

•	competition within the health care and senior housing industries;

•	negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans;

•	our ability to transition or sell facilities with profitable results;

•	the failure to make new investments as and when anticipated;

•	the failure of closings to occur as and when anticipated;

•	acts of God affecting our properties;

•	our ability to re-lease space at similar rates as vacancies occur;

•	our ability to timely reinvest sale proceeds at similar rates to assets sold;

•	operator/tenant bankruptcies or insolvencies;

•	government regulations affecting Medicare and Medicaid reimbursement rates;

•	liability or contract claims by or against operators/tenants;

•	unanticipated difficulties and/or expenditures relating to future acquisitions;

•	environmental laws affecting our properties;

•	changes in rules or practices governing our financial reporting; and

•	other legal and operational matters, including REIT qualification and key management personnel recruitment and retention.

We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide you with different or inconsistent information from that contained in this prospectus and the documents incorporated herein by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof and that the documents incorporated herein by reference are accurate only as of the date that such documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the shares of common stock offered hereby, or an offer to sell, or a solicitation of an offer to buy, such shares in any jurisdiction in which, or to any person to whom, such offer or solicitation would be unlawful.

This prospectus and the documents incorporated herein by reference summarize material provisions of certain contracts and other documents. These are summaries only, and you may wish to review the full text of those documents for a full understanding of their terms and conditions.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Health Care REIT,” “we,” “us,” “our” and similar references mean Health Care REIT, Inc. and its subsidiaries.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC covering the common stock that may be offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the common stock.

Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are made available, free of charge, on our Internet Web site at www.hcreit.com under the heading “Investor Relations — Reports — SEC Filings” as soon as reasonably practicable after they are filed with, or furnished to, the SEC. You can review our SEC filings and the registration statement by accessing the SEC’s Internet site at http://www.sec.gov. You also may read and copy the registration statement and any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus does not contain all the information set forth in the registration statement. We have omitted certain parts consistent with SEC rules. For further information, please see the registration statement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•	we consider incorporated documents to be part of the prospectus;

•	we may disclose important information to you by referring you to those documents; and

•	information we subsequently file with the SEC will automatically update and supersede the information in this prospectus.

This prospectus incorporates by reference the following documents which have been filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2006 and Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2006.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

•	Current Reports on Form 8-K filed on January 11, 2007, January 25, 2007 (except that the information furnished pursuant to Item 7.01 of Form 8-K and the exhibit relating to such information are not incorporated by reference into this prospectus), March 16, 2007 and April 13, 2007 (except that the information furnished pursuant to Item 7.01 of Form 8-K and the exhibit relating to such information are not incorporated by reference into this prospectus).

•	The description of our common stock as set forth in our registration statement filed under the Exchange Act on Form 8-A on June 17, 1985, including any amendment or report for the purpose of updating such description.

•	The description of the rights to purchase our Series A junior participating preferred stock, par value $1.00 per share, associated with our common stock, as set forth in our registration statement filed under the Exchange Act on Form 8-A on August 3, 1994, including any amendment or report for the purpose of updating such description.

•	All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this prospectus and before the termination of the offering.

This prospectus summarizes material provisions of contracts and other documents to which we refer. Since this prospectus may not contain all the information that you may find important, you should review the full text of those documents. Upon request, we will provide each person receiving this prospectus a free copy, without exhibits, of any or all documents incorporated by reference into this prospectus. You may direct such requests to:

Erin C. Ibele
Senior Vice President-Administration and Corporate Secretary
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, Ohio 43604
(419) 247-2800
www.hcreit.com

ABOUT HEALTH CARE REIT

Health Care REIT, Inc., a Delaware corporation, is a self-administered, equity real estate investment trust that invests across the full spectrum of senior housing and health care real estate, including independent living/continuing care retirement communities, assisted living facilities, skilled nursing facilities, hospitals, long-term acute care hospitals and medical office buildings. Founded in 1970, we were the first real estate investment trust to invest exclusively in health care properties. We also offer property management and development services.

As of March 31, 2007, we had $4,314,240,000 of net real estate investments, inclusive of credit enhancements, in 597 properties located in 37 states. At that date, the portfolio included 208 assisted living facilities, 233 skilled nursing facilities, 48 independent living/continuing care retirement communities, 90 medical office buildings and 18 specialty care facilities.

We seek to increase funds from operations and funds available for distribution and to enhance stockholder value through relationship investing programs. The primary components of this strategy are set forth below.

Relationship Investing.  We establish relationships with, and provide financing to, senior housing and health care providers throughout their growth cycles. We target hospital systems and/or operating companies with experienced management teams, regionally focused operations and significant growth potential.

By maintaining close ties to customers, we are able to structure investments designed to support a customer’s business plan while closely monitoring our investments on an ongoing basis. For operating properties, we purchase the asset and manage the leasing function internally or may enter into a third party management contract. These assets are generally medical office buildings. For investment properties, transactions are typically structured as master operating leases with senior housing or health care providers for the acquisition and development of properties in a geographic region. We act as a landlord only and do not participate in the operations of investment properties. Lease economic terms for the investment portfolio typically include annual rate increasers and fair market value-based purchase options. Loans also may be offered in connection with the execution of an operating lease.

Portfolio Management.  Portfolio strength is derived from diversity by customer, property sector and geographic location. We emphasize long-term investment structures that result in a predictable asset base with attendant recurring income, funds from operations and funds available for distribution. Our investment properties are those in which we do not participate in the management of the property and are primarily land, building, improvements and related rights that are leased to operators under long-term operating leases. These leases generally have a fixed contractual term of 12 to 15 years and contain one or more five to 15-year renewal options. Our operating properties are those in which we actively manage the property and are typically multi-tenant medical office buildings that are leased to multiple health care providers (typically hospitals and physician practices). These leases have initial terms ranging from one to 20 years, although typically they are in the range of five to 10 years. We also regularly monitor the portfolio through a detailed budget process and with our proprietary database system.

The Portfolio

The following table summarizes our portfolio as of March 31, 2007:

		Percentage		Percentage	Number			Investment
	Investments(1)	of	Revenues(2)	of	of	# Beds/Units		per		Operators/
Type of Property	(In thousands)	Investments	(In thousands)	Revenues(2)	Properties	or Sq. Ft.		metric(3)		Tenants	States

Independent Living/CCRCs	$550,462	13%	$10,223	9%	48	5,685	units	$129,977	per unit	20	20
Assisted living facilities	1,045,546	24%	26,528	23%	208	12,590	units	91,598	per unit	26	33
Skilled nursing facilities	1,547,904	36%	43,494	39%	233	31,668	beds	49,233	per bed	22	28
Medical office buildings	899,599	21%	23,788	21%	90	3,317,476	sq. ft.	271	per sq. ft.	636	13
Specialty care facilities	270,729	6%	7,284	7%	18	1,391	beds	218,044	per bed	9	9
Other income			1,592	1%

Totals	$4,314,240	100%	$112,909	100%	597

(1)	Investments include gross real estate investments and credit enhancements which amounted to $4,311,790,000 and $2,450,000, respectively.

(2)	Revenues include gross revenues and revenues from discontinued operations for the three months ended March 31, 2007.

(3)	Investment per Bed/Unit was computed by using the total investment amount of $4,654,133,000 which includes gross real estate investments, credit enhancements and unfunded construction commitments for which initial funding has commenced which amounted to $4,311,790,000, $2,450,000 and $339,893,000, respectively.

We invest across the full spectrum of senior housing and health care real estate. We diversify our investment portfolio by property type, operator/tenant and geographic location. In determining whether to invest in a property, we focus on the following: (1) the experience of the tenant’s or borrower’s management team; (2) the historical and projected financial and operational performance of the property; (3) the credit of the tenant or borrower; (4) the security for the lease or loan; and (5) the capital committed to the property by the tenant or borrower. We conduct market research and analysis for all potential investments. In addition, we review the value of all properties, the interest rates and covenant requirements of any debt to be assumed and the anticipated sources of repayment of any existing debt that is not to be assumed.

We monitor our investments through a variety of methods determined by the type of property and operator/tenant. Our asset management process generally includes review of monthly financial statements and other operating data for each property, periodic review of obligor creditworthiness, periodic property inspections and review of covenant compliance relating to licensure, real estate taxes, letters of credit and other collateral. In monitoring our portfolio, our personnel use a proprietary database to collect and analyze property-specific data. Additionally, we conduct extensive research to ascertain industry trends and risks.

Through asset management and research, we evaluate the operating environment in each property’s market to determine whether payment risk is likely to increase. When we identify unacceptable levels of payment risk, we seek to mitigate, eliminate or transfer the risk. We categorize the risk as obligor, property or market risk. For obligor risk, we typically find a substitute operator/tenant to run the property. For property risk, we usually work with the operator/tenant to institute property-level management changes to address the risk. Finally, for market risk, we often encourage an obligor to change its capital structure, including refinancing the property or raising additional equity. Through these asset management and research efforts, we are generally able to intervene at an early stage to address payment risk, and, in so doing, support both the collectibility of revenue and the value of our investment.

RESTRICTIONS ON TRANSFER OF SECURITIES

For us to qualify as a real estate investment trust, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. In order to ensure that this requirement is satisfied, under our by-laws we have the power to refuse to transfer shares of our common stock, or any security convertible into or exercisable for shares of our common stock, to any person whose acquisition of such shares or other securities would result in the direct or indirect beneficial ownership of more than 9.8% in value of our outstanding common stock. If any shares or other securities in excess of this limit are issued or transferred to any person, such issuance or transfer shall be valid only with respect to such amount of shares or securities as does not exceed this limit, and such issuance or transfer will be void with respect to the excess.

If this provision of our by-laws is determined to be invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of the shares or other securities will be deemed to have acted as our agent in acquiring the shares or other securities that are in excess of the limit, and will be deemed to hold such excess shares or securities on our behalf. As the equivalent of treasury securities for such purposes, the excess securities will not be entitled to any voting rights, will not be considered to be outstanding for quorum or voting purposes, and will not be entitled to receive dividends, interest or any other distribution with respect to such securities. Any person who receives dividends, interest or any other distribution in respect of the excess securities will hold the same as our agent and for the transferee of the excess securities following a permitted transfer.

In addition, under our by-laws we may refuse to transfer any shares, passing either by voluntary transfer, by operation of law, or under the last will and testament of any stockholder, if such transfer would or might, in the opinion of our board of directors or counsel, disqualify us as a real estate investment trust.

DESCRIPTION OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF
INCORPORATION AND BY-LAWS

Anti-Takeover Provisions

Our certificate of incorporation and by-laws contain provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. The material provisions that may have such an effect are:

•	Classification of our board of directors into three classes with the term of only one class expiring each year.

•	A provision permitting our board of directors to make, amend or repeal our by-laws.

•	Authorization for our board of directors to issue preferred stock in series and to fix the rights and preferences of the series, including, among other things, whether and to what extent the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters.

•	A prohibition on stockholders taking action by written consent in lieu of a meeting.

•	Advance notice procedures with respect to nominations of directors by stockholders and proposals by stockholders of business at an annual meeting.

•	The grant only to our board of directors of the right to call special meetings of stockholders.

•	Limitations on the number of shares of our capital stock that may be beneficially owned, directly or indirectly, by any one stockholder (see “Restrictions on Transfer of Securities” above).

•	Limitations on transactions that involve us and any stockholder who beneficially owns 5% or more of our voting stock (see “Limitations on Transactions Involving Us and Our Stockholders” below).

•	A provision permitting amendment by the stockholders of certain of the provisions listed above only by an affirmative vote of the holders of at least three-quarters of all of the outstanding shares of our voting stock, voting together as a single class.

Limitations on Transactions Involving Us and Our Stockholders

Under our by-laws, in addition to any vote otherwise required by law, our certificate of incorporation or our by-laws, the following transactions will require the affirmative vote of the holders of at least seventy-five percent of the voting power of our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class:

•	Our merger or consolidation with or into

•	any stockholder that owns 5% or more of our voting stock; or

•	any other corporation or entity which is, or after such merger or consolidation would be, an affiliate of a stockholder that owns 5% or more of our voting stock.

•	Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantially all of our assets, in one transaction or a series of transactions, to or with any stockholder that owns 5% or more of our voting stock or an affiliate of any such stockholder.

•	Any reclassification of our securities, including any reverse stock split, or recapitalization or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of our equity securities that is directly or indirectly owned by any stockholder that owns

5% or more of our voting stock or any affiliate of such a stockholder, whether or not the transaction involves such a stockholder.

•	The adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of a stockholder that owns 5% or more of our voting stock or any affiliate of such a stockholder.

These provisions will not apply to any of the transactions described above if:

•	we are at the time of the consummation of the transaction, and at all times throughout the preceding twelve months have been, directly or indirectly, the beneficial owner of a majority of each class of the outstanding equity securities of the 5% stockholder that is a party to the transaction; or

•	the transaction has been approved by a majority of the members of our board of directors who, at the time such approval is given, were not affiliates or nominees of the 5% stockholder; or

•	both of the following conditions have been met:

•	the aggregate amount of the cash and the fair market value, as determined in good faith by our board of directors, of the consideration other than cash to be received per share by holders of our voting stock in such transaction shall be at least equal to the highest per share price paid by the 5% stockholder for any shares of voting stock acquired by it within the two-year period immediately prior to the first public announcement of the proposal of the transaction, or in the transaction in which it became a 5% stockholder, whichever is higher; and

•	the consideration to be received by holders of a particular class of outstanding voting stock shall be in cash or in the same form as the 5% stockholder previously paid for shares of such voting stock. If the 5% stockholder paid for shares of any class of voting stock with varying forms of consideration, the form of consideration to be paid by the 5% stockholder for such class of voting stock shall be either cash or the form used to acquire the largest number of shares of such class of voting stock previously acquired by the stockholder.

The foregoing summary of certain provisions of our certificate of incorporation and by-laws does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and our certificate of incorporation and by-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

THE PLAN

Description of the Plan

Who is eligible to participate in the Plan?  New investors and existing stockholders of Health Care REIT, Inc. are eligible to participate in the Plan.

How does a new investor participate in the Plan?  If you are a new investor and would like to participate in the Plan, please read this prospectus before you invest. Once you have read this prospectus, you may complete the enclosed enrollment form and mail it to the Administrator in the envelope provided. Alternatively, you may enroll on-line through Investor ServiceDirect® at www.melloninvestor.com. Simply click the “Stock Purchase Plans” button at the “easy search” screen, then select the ticker symbol button and enter HCN. Please follow the instructions for authorizing an initial investment and indicate whether you want to participate in the dividend reinvestment portion of the Plan.

New investors can participate in the Plan by making an initial investment in our common stock of not less than $1,000 up to a maximum of $5,000, unless a request for waiver has been granted (in which case the initial investment may exceed $5,000). If you are a new investor, you may make an initial investment by:

•	Authorizing an electronic debit of at least $1,000 but not more than $5,000 from your U.S. bank account. This alternative is available to on-line investors only; or

•	Mailing a check for at least $1,000 but not more than $5,000 to the Administrator along with your enrollment form. Please make the check payable to HCN/Mellon Bank.

The purchase price for shares purchased with an initial investment of not less than $1,000 up to a maximum of $5,000 will be equal to the market price less a discount ranging from 0% to 5% (currently set at 2%). We may adjust the discount in our discretion at any time and will announce changes to the discount at least 30 days prior to the next investment date. See “Purchases and Pricing of Shares” for a description of how the market price is determined. We will not issue shares at a price that is less than 95% of the average high and low sales prices of our common stock on the investment date. If you request a waiver and we approve it, your initial investment may exceed $5,000. See “Optional Cash Payments and Initial Investments in Excess of $5,000 — Request for Waiver” and “Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver” for more information.

How does an existing stockholder participate in the Plan?  Enrollment is available on-line through Investor ServiceDirect® at www.melloninvestor.com. See “Administration” for information on how to access Investor ServiceDirect®. Alternatively, you may enroll by completing the enclosed enrollment form and mailing it to the Administrator in the envelope provided. Your participation will begin promptly after your Plan enrollment is received. Once you enroll, your participation continues automatically for as long as you wish to participate in the Plan.

You may change your dividend reinvestment election at any time on-line through Investor ServiceDirect® or by notifying the Administrator in writing. To be effective with respect to a particular dividend, any such change must be received by the Administrator on or before the record date for that dividend. Except in unusual circumstances, the record date will be approximately 20 days in advance of the dividend payment date.

You may, of course, choose not to reinvest any of your dividends, in which case the Administrator will remit any dividends to you by check or automatic deposit to a bank account that you designate.

As an existing stockholder, what are my investment options under the Plan?  Once enrolled in the Plan, you may elect to:

•	Reinvest all or a portion of your dividends in additional shares of our common stock; and/or

•	Make optional cash payments of not less than $50 up to a maximum of $5,000 per month unless a request for waiver has been granted (in which case your optional cash payments may exceed $5,000 for the month in which the waiver is granted), regardless of whether dividends are being reinvested. The $50 minimum applies only to optional cash payments by existing Plan participants. New investors must make an initial investment of not less than $1,000.

The purchase price for shares purchased with reinvested dividends and optional cash payments up to $5,000 per month will be equal to the market price less a discount ranging from 0% to 5% (currently set at 2%). We may adjust the discount in our discretion at any time and will announce changes to the discount at least 30 days prior to the next investment date. See “Purchases and Pricing of Shares” for a description of how the market price is determined. You may make optional cash payments in excess of $5,000 in any month only if we grant your request for waiver. If a request for waiver is approved, we may offer discounts ranging from 0% to 5%.

How do I make an optional cash payment under the Plan?  If you already own shares of our common stock, are enrolled in the Plan and want to make optional cash payments, you can authorize an individual automatic deduction from your bank account through Investor ServiceDirect® or send a check to the Administrator for each optional cash payment. If you choose to submit a check, please make sure to include the contribution form from your Plan statement and mail it to the address specified on the Plan statement. If you wish to make regular monthly optional cash payments, you may authorize automatic monthly deductions from your bank account. Optional cash payments may not be less than $50, and the total of all optional cash payments may not exceed $5,000 in any month, unless a request for waiver has been granted (in which case your optional cash payments may exceed $5,000 for the month in which the waiver is granted).

Who is the administrator of the Plan?  Mellon Bank, N.A. (the “Administrator”) administers the Plan. Mellon Investor Services, a registered transfer agent, and Mellon Securities LLC, a registered broker/dealer, will provide certain administrative support to the Administrator. If you have questions regarding the Plan, please write to the

Administrator at the following address: Mellon Bank, N.A. c/o Mellon Investor Services, P.O. Box 3338, South Hackensack, NJ 07606-1938, or call the Administrator at 1-888-216-7206 (if you are inside the United States or Canada) or 1-201-329-8660 (if you are outside the United States or Canada). An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Standard Time, Monday through Friday (except holidays). In addition, you may visit the Mellon Investor Services Web site at www.melloninvestor.com. At this Web site, you can enroll in the Plan, obtain information, and perform certain transactions on your Plan account via Investor ServiceDirect®. See “Administration” for more information regarding Investor ServiceDirect® and the administration of the Plan.

When are funds invested under the Plan?  The investment date for initial investments and optional cash payments will be the dividend payment date for months in which a dividend is payable (generally, on or about the 20th day of February, May, August and November). For those months in which a dividend is not payable, the investment date for initial investments and optional cash payments will be the 20th day of the month, or the next succeeding business day if the 20th falls on a weekend or holiday. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

How do I make optional cash payments or an initial investment in excess of the maximum monthly amount?  If you wish to make optional cash payments in excess of $5,000 in any month or an initial investment in excess of $5,000, see “Optional Cash Payments and Initial Investments in Excess of $5,000 — Request for Waiver” for more information.

Who pays the brokerage trading fees and other expenses?  We will pay all brokerage trading fees or other charges on shares purchased through the Plan. You may be responsible for certain charges if you withdraw from the Plan.

Purpose

The purpose of the Plan is to provide a convenient and economical way for our stockholders to invest all or a portion of their cash dividends in additional shares of our common stock. The Plan also allows our stockholders and new investors to purchase shares of our common stock.

Eligibility of New Investors

If you are a new investor, you can participate in the Plan by making an initial investment in our common stock of not less than $1,000 up to a maximum of $5,000. You may make an initial investment in excess of $5,000 only if we grant your request for waiver. New investors may join the Plan by completing the enclosed enrollment form and delivering it, along with an initial investment, to the Administrator. Alternatively, you may enroll in the Plan on-line through Investor ServiceDirect® at www.melloninvestor.com. See “How does a new investor participate in the Plan?” for more information on how to make an initial investment through Investor ServiceDirect®.

Eligibility of Existing Stockholders

If you are a current holder of record of our common stock, you may participate in the Plan unless receipt of shares through the Plan would cause you to beneficially own more than 9.8% of our outstanding shares. See “Restrictions on Transfer of Securities” and “Description of Certain Provisions of our Certificate of Incorporation and By-Laws” for more information. Eligible stockholders may join the Plan by completing an enrollment form and delivering it to the Administrator. Alternatively, you may enroll in the Plan on-line through Investor ServiceDirect® at www.melloninvestor.com. See “How do I make an optional cash payment under the Plan?” for more information on how to make an optional cash payment through Investor ServiceDirect®.

If you own shares that are registered in someone else’s name (for example, a bank, broker, or trustee) and you want to participate in the Plan, you may be able to arrange for that person to handle the reinvestment of dividends. If not, your shares should be withdrawn from “street name” or other form of registration and should be registered in your own name. Alternatively, your broker or bank may offer a program that allows you to participate in a plan without having to withdraw your shares from “street name.”

If you are already a participant in the Plan, you need not take any further action in order to maintain your present participation.

Administration

Mellon Bank, N.A. (the “Administrator”) administers the Plan. Certain administrative support will be provided to the Administrator by Mellon Investor Services, a registered transfer agent, and Mellon Securities LLC, a registered broker/dealer.

You can enroll in the Plan, obtain information, and perform certain transactions on your Plan account on-line via Investor ServiceDirect® (ISD). New investors establish a Personal Identification Number (PIN) when setting up their account. For existing stockholders to gain access and establish a PIN, use the 12-digit Investor Identification Number (IID) which can be found in a bolded box on your check stub, statement or advice. In order to access your account through ISD, you will be required to complete an account activation process. This one-time authentication process will be used to validate your identity in addition to your 12-digit IID and self-assigned PIN.

To access Investor ServiceDirect® please visit the Mellon Investor Services Web site at:

www.melloninvestor.com/isd

You can contact stockholder customer service toll-free within the United States and Canada at:

1-888-216-7206

If you are calling from outside the United States or Canada, please contact stockholder customer service at:

1-201-329-8660

An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Standard Time, Monday through Friday (except holidays).

You may write to the Administrator at the following address:

Mellon Bank, N.A.
c/o Mellon Investor Services
P. O. Box 3338
South Hackensack, NJ 07606-1938

Please include a reference to Health Care REIT, Inc. in all correspondence.

Purchases and Pricing of Shares

The market price for purchases of shares will be equal to the average of the daily closing prices of our shares, as quoted by the New York Stock Exchange Composite Transaction list as published in the Wall Street Journal, for a period of 10 trading days immediately preceding the investment date. However, we will not issue shares at a price that is less than 95% of the average of the high and low sales prices of our common stock on the investment date.

•	The purchase price for shares purchased with reinvested dividends, initial investments up to $5,000 and optional cash payments up to $5,000 per month will be the market price less a discount ranging from 0% to 5% (currently set at 2%). We may adjust the discount in our discretion at any time and will announce changes to the discount at least 30 days prior to the next investment date.

•	If a request for waiver is approved, the purchase price for shares purchased with optional cash payments in excess of $5,000 for any month or an initial investment in excess of $5,000 will be determined as provided in “Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver.”

For months when a dividend is payable, the investment date will be the dividend payment date for the quarter. Dividend payment dates normally occur on or about the 20th day of February, May, August, and November. For those months in which we do not pay a dividend, the investment date will be the 20th day of the month, or the next succeeding business day if the 20th falls on a weekend or holiday. Your account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount to be invested by you divided by the applicable purchase price per share.

Except for certain charges incurred in connection with withdrawal from the Plan, there are no brokerage trading fees or other charges on shares purchased through the Plan.

Participation

Any eligible stockholder and new investor may join the Plan by completing an enrollment form and returning it to the Administrator at the following address: Mellon Bank, N.A., c/o Mellon Investor Services, P. O. Box 3338, South Hackensack, NJ 07606-1938. If you are an eligible stockholder, you may submit an initial optional cash payment of between $50 and $5,000 with your completed enrollment form. If you are a new investor, you must submit an initial investment of between $1,000 and $5,000 with your completed enrollment form. Alternatively, you may enroll on-line at www.melloninvestor.com. You may make an initial optional cash payment or an initial investment in excess of $5,000 only if we grant your request for waiver.

If the Administrator receives your enrollment form on or before the record date for the payment of the next dividend (approximately 20 days in advance of the dividend payment date), that dividend will be invested in additional shares of common stock for your Plan account. If the enrollment form is received in the period after any dividend record date, that dividend will be paid by check or automatic deposit to a bank account that you designate and your initial dividend reinvestment will commence with the following dividend.

Once enrolled in the Plan, you can meet your individual objectives by choosing among the following categories or combinations of investments:

•	You may reinvest all or a portion of the cash dividends paid on your shares of common stock in additional shares of our common stock.

•	You may invest by making optional cash payments of not less than $50 up to a maximum of $5,000 per month unless a request for waiver has been granted (in which case your optional cash payments may exceed $5,000 for the month in which the waiver is granted), regardless of whether dividends are being reinvested.

The $50 minimum described above applies only to optional cash payments by Plan participants. New investors must make an initial investment of not less than $1,000.

By enrolling in the Plan, you direct the Administrator to apply dividends and any optional cash payments you might make as a participant to the purchase of additional shares of our common stock in accordance with the Plan’s terms and conditions. Unless otherwise instructed, the Administrator will automatically reinvest all dividends declared on shares held under the Plan. If you do not want the dividends paid on your shares to be reinvested, you must provide notice to the Administrator. See “Administration” for information on how to contact the Administrator. To be effective for a particular dividend payment, the Administrator must receive notice on or before the record date for that dividend (approximately 20 days in advance of the dividend payment date). If the notice is received after the record date, dividends paid on shares held in your account will be reinvested and credited to your account. Your request will then be processed as soon as practicable after the dividends are reinvested.

Optional cash payments and initial investments can be delivered to the Administrator in the form of a check made payable to HCN/Mellon Bank, or by authorizing electronic transfers from your bank account by accessing your Plan account on-line through Investor ServiceDirect® at www.melloninvestor.com. If you send a check, please complete the transaction stub attached to your Plan statement and then mail it with your payment to the address specified on the Plan statement. A $35 fee will be assessed for a check or electronic debit that is returned for insufficient funds.

The Administrator must receive the optional cash payment of an existing stockholder at least one business day prior to the investment date.

Cost

We will pay all brokerage trading fees, the annual cost of administration and, unless provided otherwise in this Plan, all other charges incurred in connection with the purchase of shares acquired under the Plan, if any. Certain charges may be incurred by you if you withdraw from the Plan as described below. See “Withdrawal by Participant.”

Date for Investment of Funds under the Plan

For months when a dividend is payable, the investment date will be the dividend payment date for the quarter. Dividend payment dates normally occur on or about the 20th day of February, May, August, and November. For those months in which we do not pay a dividend, the investment date will be the 20th day of the month, or the next succeeding business day if the 20th falls on a weekend or holiday. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

Discounts

The discount on shares purchased with reinvested dividends, initial investments up to $5,000 and optional cash payments up to $5,000 per month will range from 0% to 5% (currently set at 2%). We may adjust the discount in our discretion at any time and will announce changes to the discount at least 30 days prior to the next investment date.

The discount, if any, on shares purchased pursuant to a request for waiver is described in “Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver.”

Initial Investments by New Investors

New investors can participate in the Plan by making an initial investment in our common stock of not less than $1,000 up to a maximum of $5,000, unless a request for waiver has been granted (in which case the initial investment may exceed $5,000). An initial investment by a new investor may be made by enclosing a check with the enrollment form. Checks should be made payable to HCN/Mellon Bank. Alternatively, new investors may enroll on-line at www.melloninvestor.com.

The Administrator must receive your payment at least one business day prior to the investment date. Funds received after the investment date will be held for investment in the following month. If you deliver an initial investment to the Administrator, but decide that you do not want to make the initial investment, you must deliver a written request for a refund to the Administrator. See “Administration” for information on how to contact the Administrator. The Administrator must receive your request for a refund no later than two business days prior to the investment date. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

Optional Cash Payments by Existing Stockholders

Every month, you may purchase additional shares through optional cash payments, regardless of whether dividends are being reinvested. Optional cash payments may not be less than $50, and the total of all optional cash payments submitted by an individual stockholder may not exceed $5,000 in any month, unless a request for waiver has been granted (in which case the optional cash payments may exceed $5,000 for the month in which the waiver is granted). The $50 minimum applies only to optional cash payments by existing Plan participants. New investors must make an initial investment of not less than $1,000. There is no obligation either to make an optional cash payment in any month or to invest the same amount of cash in each month.

If you already own shares of our common stock, are enrolled in the Plan and want to make optional cash payments, you can authorize an individual automatic deduction from your bank account through Investor ServiceDirect® or send a check to the Administrator for each optional cash payment. If you choose to submit a check, please make sure to include the contribution form from your Plan statement and mail it to the address specified on the Plan statement. If you wish to make regular monthly optional cash payments, you may authorize automatic monthly deductions from your bank account.

Optional cash payments must be sent so that the Administrator receives the payment at least one business day prior to the investment date. Funds received after the investment date will be held for investment in the following month. If you deliver an optional cash payment to the Administrator, but decide that you do not want to make the optional cash payment, you must deliver a written request for a refund to the Administrator. See “Administration” for information on how to contact the Administrator. The Administrator must receive your request for a refund no later than two business days prior to the investment date. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

Use of Multiple Accounts

If you set up multiple accounts using variations of the same name, bearing the same social security number or tax identification number, do anything else, regardless of the form, for the purpose of evading the $5,000 limitation on initial investments and monthly optional cash payments, you will be considered a single participant for purposes of the $5,000 limitation. If you have some shares of common stock registered in your name and other shares registered under a nominee’s or broker’s street name, or in the name of a corporation, trust, co-tenancy, partnership or other entity of which you are an “affiliate,” you and all of your affiliates may only invest a total of $5,000 per month under the Plan. For purposes of this Plan, “affiliate” is defined in the same manner as in Rule 405 of the Securities Act of 1933 and includes any person or persons controlling, controlled by or under common control with you. Separate custodial or trust accounts for separate beneficiaries will, however, be entitled to invest up to $5,000 per account each month. Purchases made for an account of a participant in a plan that is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, will not be included in this $5,000 limitation.

Optional Cash Payments and Initial Investments in Excess of $5,000 — Request for Waiver

If you want to make optional cash payments in excess of $5,000 in any month or an initial investment in excess of $5,000, you must receive our written approval. To obtain our written approval, you must submit a request for waiver form. You can obtain a request for waiver form by contacting the Administrator’s Waiver Department at 1-201-680-5300 and upon completion, please send it to the Administrator’s Waiver Department via facsimile at 1-201-680-4688.

We have the sole discretion whether to approve any request to make an optional cash payment or initial investment in excess of the maximum amount and to set the terms of any such optional cash payment or initial investment. If we approve your request for waiver, the Administrator will notify you promptly. In deciding whether to approve a request for waiver, we will consider relevant factors, including, but not limited to, the following:

•	Whether the Plan is then acquiring newly issued shares directly from us or acquiring shares in the open market or in privately negotiated transactions from third parties;

•	Our need for additional funds;

•	The attractiveness of obtaining additional funds through the sale of common stock as compared to other sources of funds;

•	The purchase price likely to apply to any sale of common stock;

•	The stockholder submitting the request;

•	The extent and nature of the stockholder’s prior participation in the Plan;

•	The number of shares of common stock held of record by the stockholder; and

•	The aggregate number of optional cash payments and initial investments in excess of $5,000 for which requests for waiver have been submitted by all existing stockholders and new investors.

If requests for waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate. The Plan does not provide for a predetermined maximum amount that an existing stockholder or new investor may invest or a maximum number of shares that may be purchased pursuant to a request for waiver, except that no stockholder may own more than 9.8% of our outstanding shares.

Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver

If a request for waiver is approved, the price of shares purchased pursuant to the request for waiver will be determined using a pricing period of not less than one but not more than 10 trading days commencing on a date set by us. Optional cash payments or initial investments made pursuant to a request for waiver will be used to purchase shares of our common stock as soon as practicable on or after the business day following the last day of the pricing period. This date is referred to as the waiver investment date. The Administrator will apply all good funds received on or before the first business day before the pricing period to purchase shares of our common stock. Funds received after this date will be returned to you.

For purposes of determining the price per share on the waiver investment date, the price will be equal to the average of the high and low sales prices of our shares, computed up to four decimal places, if necessary, as quoted on the New York Stock Exchange, for the applicable trading days immediately preceding the waiver investment date. The purchase price on any waiver investment date may be reduced by the waiver discount, if any, but in no event will the purchase price be less than 95% of the average high and low sales prices of our common stock on the waiver investment date. This means that if the average of the daily high and low sales prices during the pricing period (for trading days in which the threshold price, as described in the next paragraph, is satisfied) is less than 95% of the average high and low sales prices on the waiver investment date, the purchase price per share on the waiver investment date will be increased so that it is equal to 95% of the average high and low sales prices on the waiver investment date.

For any pricing period, we may establish a minimum purchase price per share, referred to as the threshold price, applicable to optional cash payments and initial investments made pursuant to a request for waiver. At least two business days prior to the first day of the applicable pricing period, we will decide whether to establish a threshold price, and if so, its amount. We will notify the Administrator as to the amount of the threshold price, if any. We will make this determination at our discretion after a review of current market conditions, the level of participation in the Plan and current and projected capital needs.

If a threshold price is established for any pricing period, it will be fixed as a dollar amount that the average of the high and low sales prices of our common stock as quoted by the NYSE for each trading day during the applicable pricing period must equal or exceed (not adjusted for a waiver discount, if any). In the event that the threshold price is not satisfied for a trading day in the pricing period, then that trading day will be excluded from the pricing period and all trading prices for that trading day will be excluded from the determination of the purchase price. In addition, we will exclude from the pricing period and from the determination of the purchase price any trading day in which no trades of common stock are made on the NYSE. Thus, for example, for a five-day pricing period, if the threshold price is not satisfied or no trades of our common stock are reported for one of the five trading days in the pricing period, then the purchase price will be based on the remaining four trading days in which the threshold price is satisfied.

In addition, a portion of each optional cash payment or initial investment will be returned for each trading day of a pricing period in which the threshold price is not satisfied or for each trading day in which no trades of our common stock are reported on the NYSE. The amount returned will be equal to a pro rata portion of the amount of the optional cash payment or initial investment (not just the amount in excess of $5,000) for each trading day that the threshold price is not satisfied or in which no trades of our common stock are reported. For example, for a five-day pricing period, if the threshold price is not satisfied or no trades of our common stock are reported for one of the five trading days in the pricing period, then 1/5 (or 20%) of the optional cash payment or initial investment will be returned without interest.

The establishment of the threshold price and the possible return of a portion of an optional cash payment or initial investment applies only to optional cash payments and initial investments made pursuant to a request for waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for a subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the Administrator is required to provide you with any written notice as to the threshold price for any pricing period. You may contact the Administrator’s Waiver Department at 1-201-680-5300 to find out if a threshold price has been fixed or waived for any given pricing period.

For each pricing period, we may establish a discount from the market price applicable to optional cash payments and initial investments made pursuant to a request for waiver. This waiver discount, if any, will range from 0% to 5% of the purchase price and may vary for each pricing period. The waiver discount, if any, will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common stock as compared to other sources of funds and current and projected capital needs. You may obtain information regarding the maximum waiver discount, if any, by contacting the Administrator’s Waiver Department at 1-201-680-5300. Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount, if any, will apply only to optional cash payments and initial investments in excess of $5,000. The waiver discount will apply to the entire optional cash payment or initial investment made pursuant to a waiver and not just the portion in excess of $5,000. The discount applicable to reinvested dividends, initial investments up to $5,000 and optional cash payments up to $5,000 per month will not apply to initial investments and optional cash payments made pursuant to a request for waiver.

We will only establish a threshold price or waiver discount for shares that are purchased directly from us.

Number of Shares to be Purchased for the Participant

The number of shares, including fractional shares, purchased under the Plan will depend on the amount of your cash dividend, the amount of your optional cash payments, the amount of your initial investment, and the price of the shares determined as provided above. Shares purchased under the Plan, including fractional shares, will be credited to your account. Both whole and fractional shares will be purchased. Fractional shares will be computed to four decimal places.

This prospectus relates to 10,760,247 shares of our common stock registered for sale under the Plan. We cannot assure you there will be enough shares to meet the requirements under the Plan. If we do not have a sufficient number of registered shares to meet the Plan requirements during any month, the portion of any reinvested dividends, optional cash payments, and initial investments received by the Administrator but not invested in our shares under the Plan will be returned to participants without interest.

There is no special limitation on the cumulative number of shares that may be purchased under the Plan. However, purchases under the Plan are subject to the general restrictions contained in our by-laws that prohibit purchases of shares that could disqualify us as a real estate investment trust. See “Restrictions on Transfer of Securities” and “Description of Certain Provisions of our Certificate of Incorporation and By-Laws” for more information.

Source of Shares Purchased under the Plan

Shares purchased under the Plan will normally come from our authorized but unissued shares of common stock. However, we reserve the right to instruct the Administrator to purchase shares for you in the open market, rather than issue new shares. Such market purchases may be made on any securities exchange where shares of our common stock are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery, and otherwise as the Administrator may determine. You will pay no service fees, brokerage trading fees or other charges on purchases under the Plan whether shares are newly issued or purchased in the open market.

Method for Changing Dividend Reinvestment Election

You may change your dividend reinvestment election at any time on-line through Investor ServiceDirect® or by notifying the Administrator in writing. See “Administration” for information on how to contact the Administrator. To be effective with respect to a particular dividend, any such change must be received by the Administrator on or before the record date for that dividend (approximately 20 days in advance of the dividend payment date).

Withdrawal by Participant

You may discontinue the reinvestment of your dividends at any time by providing written notice to the Administrator. Alternatively, you may change your dividend election on-line under account management service at www.melloninvestor.com. See “Administration” for information on how to contact the Administrator. To be effective for a particular dividend payment, the Administrator must receive notice on or before the record date for that dividend (approximately 20 days in advance of the dividend payment date). The Administrator will continue to hold your shares unless you request a certificate for any full shares and a check for any fractional share. In addition, you may request that all or part of your shares be sold. When your shares are sold, you will receive the proceeds less a handling charge of $15.00 and any brokerage trading fees.

Upon withdrawal, you may elect to stop the investment of any initial investment or optional cash payment by delivering a written request for a refund to the Administrator. The Administrator must receive your request for a refund no later than two business days prior to the investment date.

Generally, an eligible stockholder or new investor may again become a participant in the Plan. However, we reserve the right to reject the enrollment of a previous participant in the Plan on grounds of excessive joining and termination. This reservation is intended to minimize administrative expense and to encourage use of the Plan as a long-term investment service.

Share Certificates and Safekeeping

Shares of our common stock that you acquire under the Plan will be maintained in your Plan account in non-certificated form for safekeeping. Safekeeping protects your shares against loss, theft or accidental destruction and also provides a convenient way for you to keep track of your shares. Only shares held in safekeeping may be sold through the Plan.

If you own shares of our common stock in certificated form, you may deposit your certificates for those shares with the Administrator, free of charge. The Administrator will provide mail loss insurance coverage for certificates with a value not exceeding $100,000 in any one shipping package. Certificates should be delivered to the Administrator at 480 Washington Boulevard, Jersey City, NJ 07310 by United States Post Office registered mail, a national courier service or other receipted delivery service. Please note that mail loss insurance covers only the replacement of shares of our common stock and in no way protects against any loss resulting from fluctuations in the value of our shares.

Reports to Participants

The Administrator will send a transaction notice confirming the details of each transaction that you make. When you participate in the dividend reinvestment feature, you will receive a quarterly statement of your account.

Responsibilities Under the Plan

We, the Administrator and any agent will not be liable in administering the Plan for any act done in good faith, or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon that participant’s death prior to the receipt of notice in writing of such death. Since we have delegated all responsibility for administering the Plan to the Administrator, we specifically disclaim any responsibility for any of its actions or inactions in connection with the administration of the Plan.

You should recognize that neither we, the Administrator, nor any agent can assure you of a profit or protect you against a loss on shares purchased under the Plan.

Interpretation and Regulation of the Plan

We reserve the right to interpret and regulate the Plan.

Suspension, Modification or Termination of the Plan

We reserve the right to suspend, modify or terminate the Plan at any time. Participants will be notified of any suspension, modification or termination of the Plan. Upon our termination of the Plan, a certificate will be issued to you for the number of full shares in your account. Any fractional share in your account will be converted to cash and remitted to you by check or automatic deposit to a bank account that you designate.

Miscellaneous

Effect of Stock Dividend, Stock Split or Rights Offering.  Any shares we distribute as a stock dividend on shares (including fractional shares) credited to your account under the Plan, or upon any split of such shares, will be credited to your account. Share dividends or splits distributed on all other shares held by you and registered in your own name will be mailed directly to you.

In a rights offering, rights applicable to shares credited to your account under the Plan will be sold by the Administrator and the proceeds will be credited to your account under the Plan and applied to the purchase of shares on the next investment date. If you want to exercise, transfer or sell any portion of the rights applicable to the shares credited to your account under the Plan, you must request, at least two days prior to the record date for the issuance of any such rights, that shares credited to your account be transferred from your account and registered in your name. Except in unusual circumstances, the record date will be approximately 20 days in advance of the dividend payment date.

Effect of Transfer of All Shares in Participant’s Name.  If you dispose of all the shares of our common stock registered in your name, but do not give notice of withdrawal to the Administrator, the Administrator will continue to reinvest the cash dividends on any shares held in your account under the Plan until the Administrator is otherwise notified. See “Withdrawal by Participant” for more information on how to withdraw from the Plan.

Voting of Participant’s Shares Held Under Plan.  The shares credited to your account under the Plan will be voted in accordance with your instructions. If you are a participant in the Plan and are not a holder of record of shares in your own name, you will be furnished with a form of proxy covering the shares credited to your account under the Plan. If you are a participant in the Plan and are the holder of record of shares in your own name, your proxy will be deemed to include shares, if any, credited to your account under the Plan and the shares held under the Plan will be voted in the same manner as the shares registered in your own name. If a proxy is not returned, none of your shares will be voted unless you vote in person. If you want to vote in person at a meeting of stockholders, a proxy for shares credited to your account under the Plan may be obtained upon written request received by the Administrator at least 15 days before the meeting.

LIMITATION OF LIABILITY

The Plan provides that neither we nor the Administrator, nor any independent agent will be liable in administering the Plan for any act done in good faith or any omission to act in good faith in connection with the Plan. This limitation includes, but is not limited to, any claims of liability relating to:

•	The failure to terminate your Plan account upon your death prior to receiving written notice of your death; or

•	The purchase or sale prices reflected in your Plan account or the dates of purchases or sales of shares under the Plan; or

•	Any loss or fluctuation in the market value of our shares after the purchase or sale of shares under the Plan.

The foregoing limitation of liability does not represent a waiver of any rights you may have under applicable securities laws.

USE OF PROCEEDS

The net proceeds we realize from sales of our authorized and unissued shares of common stock pursuant to the Plan will be used for general business purposes, which may include the acquisition of, and investment in, additional health care and senior housing properties and the repayment of borrowings under our credit facilities or other debt. Pending their ultimate use, any net proceeds from this offering may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or direct or guaranteed obligations of the United States. We do not know either the number of shares that will be purchased under the Plan or the prices at which the shares will be sold to participants.

FEDERAL INCOME TAX CONSEQUENCES

All participants are urged to consult their own tax advisors to determine the particular tax consequences that may result from their participation in the Plan and the subsequent disposal by them of shares purchased under the Plan. The income tax consequences for participants who do not reside in the United States will vary from jurisdiction to jurisdiction. In the case of a foreign stockholder whose distributions are subject to United States income tax withholding, the amount of the tax to be withheld will be deducted from the amount of the distribution and the balance will be reinvested.

The following is a brief summary of the material federal income tax considerations applicable to the Plan, which is for general information only and is not tax advice. The information in this section is based on the Internal Revenue Code of 1986, as amended (“Code”), current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to a taxpayer that receives such a ruling), and court decisions, all as of the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations or court decisions could significantly change the current law or adversely affect existing interpretations of current law. Any change could apply retroactively to transactions preceding the date of the change. We have not received nor do we intend to seek a private letter ruling from the Internal Revenue Service regarding the Plan.

Tax Consequences of Dividend Reinvestment

We will not issue shares at a price that is less than 95% of the average high and low sales prices of our common stock on the investment date.

In the case of common shares purchased by the Administrator from us, participants in the Plan will be treated, for federal income tax purposes, as having received a distribution equal to the fair market value, as of the investment date, of the common shares purchased with their reinvested dividends. The discount, if any, will be treated as being part of the distribution received. The fair market value will equal the average of the daily closing prices of our shares, as quoted by the New York Stock Exchange Composite Transaction list for a period of 10 trading days immediately preceding the investment date.

In the event the Administrator purchases common shares in open market transactions or in negotiated transactions with third parties, the Internal Revenue Service may assert that the amount of the distribution received by a participant would include the fair market value of the common shares purchased with reinvested dividends and a pro rata share of any brokerage trading fees or other related charges paid by us in connection with the Administrator’s purchase of the common shares on behalf of the participant. The Plan currently provides that we will pay brokerage trading fees for the purchase of common shares in the open market or in negotiated transactions with third parties.

As in the case of non-reinvested cash distributions, the distributions described above will constitute taxable dividend income to participants to the extent of our current and accumulated earnings and profits allocable to the distributions and any excess distributions will constitute a return of capital which reduces the basis of the participant’s common shares or results in gain to the extent that excess distributions exceed the participant’s tax basis in his, her or its common shares. In addition, if we designate part or all of our distributions as capital gain distributions, those designated amounts would be treated by a participant as long-term capital gains.

A participant’s tax basis in his, her or its common shares acquired under the Plan will generally equal the total amount of distributions a participant is treated as receiving, as described above. A participant’s holding period in his, her, or its common shares generally begins on the day following the date on which the common shares are credited to the participant’s Plan account.

Tax Consequences of Optional Cash Payments

The Internal Revenue Service has indicated through private letter rulings that participants participating in the dividend reinvestment part of the Plan and who elect to purchase shares by optional cash payments or as an initial investment will be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the common shares purchased over the amount of the cash payment made by the participant. The fair market value will equal the average of the daily closing prices of our shares, as quoted by the New York Stock Exchange Composite Transaction list for a period of 10 trading days immediately preceding the investment date.

Also, if the Administrator acquires common shares in an open market transaction or in a negotiated transaction with third parties, then the Internal Revenue Service may assert that a participant will be treated as receiving a distribution equal to a pro rata share of any brokerage trading fees or other related charges paid by us on behalf of the participant. The Plan currently provides that we will pay brokerage trading fees for the purchase of common shares in the open market or in negotiated transactions with third parties.

Any distributions which the participant is treated as receiving, including the discount, would be taxable income or gain or reduce the basis in common shares, or some combination of these treatments, under the rules described above under “Tax Consequences of Dividend Reinvestment.”

The Internal Revenue Service has issued private letter rulings that state that a participant who participates solely in the cash purchase portion of a plan would not be treated as having received a distribution of the discount amount and, therefore, would not realize any income upon purchase attributable to the discount. Private letter rulings are only binding on the Internal Revenue Service with respect to the taxpayer to which the ruling was issued. Therefore, there can be no assurance that the Internal Revenue Service would take this position with respect to transactions occurring under the Plan.

The tax basis of shares acquired by optional cash payments or as an initial investment will generally equal the total amount of distribution a participant is treated as receiving, as described above, plus the amount of the cash payment. A participant’s holding period for common shares purchased under the Plan generally will begin on the day following the date on which common shares are credited to the participant’s Plan account.

Tax Consequences of Dispositions

A participant may realize gain or loss when shares are sold or exchanged, whether the sale or exchange is made at the participant’s request upon withdrawal from the Plan or takes place after withdrawal from or termination of the Plan and, in the case of a fractional share, when the participant receives a cash payment for a fraction of a share credited to his or her account. The amount of the gain or loss will be the difference between the amount that the participant receives for the shares or fraction of a share and the tax basis for the shares or fraction of a share.

Backup Withholding and Administrative Expenses

In general, any dividend reinvested under the Plan is not subject to federal income tax withholding. We or the Administrator may be required to deduct as “backup withholding” on all distributions paid to a stockholder, regardless of whether those distributions are reinvested. Similarly, the Administrator may be required to deduct backup withholding from all proceeds of sales of common shares held in a plan account. A participant is subject to backup withholding if, (1) the participant has failed to properly furnish us and the Administrator with his, her or its taxpayer identification number; (2) the Internal Revenue Service notifies us or the Administrator that the identification number furnished by the participant is incorrect; (3) the Internal Revenue Service notifies us or the Administrator that backup withholding should be commenced because the participant failed to report properly distributions paid to him, her or it; or (4) when required to do so, the participant fails to certify, under penalties of perjury, that the participant is not subject to backup withholding.

Backup withholding amounts will be withheld from dividends before those dividends are reinvested under the Plan. Therefore, dividends to be reinvested under the Plan by participants subject to backup withholding will be reduced by the backup withholding amount. The withheld amounts constitute a credit on the participant’s income tax return.

We intend to take the position that administrative expenses of the Plan paid by us are not constructive distributions to participants.

Our Taxation

We elected to be taxed as a real estate investment trust (“REIT”) commencing with our first fiscal year. We intend to remain qualified as a REIT, but there is no guarantee that we will qualify or remain qualified as a REIT for subsequent years. In any year in which we qualify as a REIT, in general, we will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that is distributed to stockholders. We may, however, be subject to tax at normal corporate rates on any taxable income or capital gain not distributed.

If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible nor will any particular amount of distributions be required to be made in any year.

The preceding paragraphs provide a summary of the complex federal income tax rules governing our taxation as a REIT. A more detailed discussion of the federal taxation of us and our stockholders is provided in our Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2006.

PLAN OF DISTRIBUTION

Subject to the discussion below, we will distribute newly issued shares of our common stock sold under the Plan. Mellon Securities LLC, a registered broker/dealer, will assist in the identification of investors and other related services, but will not be acting as an underwriter with respect to shares of our common stock sold under the Plan. You will pay no service fees or brokerage trading fees whether shares are newly issued or purchased in the open market. However, if you request that shares be sold, you will receive the proceeds less a handling charge of $15.00 and any brokerage trading fees. The common stock is currently listed on the New York Stock Exchange.

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of existing stockholders and new investors who may be engaged in the securities business.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept optional cash payments and initial investments made pursuant to requests for waiver by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to optional cash payments and initial investments made pursuant to requests for waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus, as well as certain legal matters relating to us, will be passed upon for us by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio. As of May 14, 2007, the attorneys of Shumaker, Loop & Kendrick, LLP participating in the preparation of this prospectus, the registration statement and the required legal opinions beneficially held, in the aggregate, approximately 1,000 shares of our common stock and 1,000 shares of our preferred stock. Arnold & Porter LLP will pass upon certain federal income tax matters relating to us.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2006, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules and management’s assessment are incorporated by reference in reliance upon Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Expenses payable in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, are estimated as follows:

SEC filing fees	$12,603
Printing expenses and postage	10,000
Legal fees and expenses	17,500
Accounting fees and expenses	5,000
New York Stock Exchange listing fee	37,500
Miscellaneous	1,697
TOTAL	$84,300

Item 15.	Indemnification of Officers and Directors.

Section 7 of Health Care REIT’s Second Restated Certificate of Incorporation, as amended, provides that Health Care REIT’s directors will not be personally liable to Health Care REIT or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Health Care REIT or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”), or (iv) for any transaction from which the director derived any improper personal benefit. Section 7 also provides that if the DGCL is amended to further eliminate or limit the personal liability of directors, then the liability of Health Care REIT’s directors will be eliminated or limited to the extent permitted by the DGCL, as so amended. The Second Restated Certificate of Incorporation also states that any repeal or modification of the foregoing paragraph by Health Care REIT’s stockholders will not adversely affect any right or protection of Health Care REIT’s directors existing at the time of such repeal or modification.

Health Care REIT’s Amended and Restated By-Laws provide that Health Care REIT will indemnify, to the extent permitted by the DGCL, any current or past director or officer of Health Care REIT who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of Health Care REIT, or is or was serving at Health Care REIT’s request as a director, officer, employee, trustee, partner, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement, actually and reasonably incurred by him or her in connection with such threatened, pending or completed action, suit or proceeding. Health Care REIT’s Amended and Restated By-Laws further obligate us to pay all expenses incurred by a current or past director or officer in defending or investigating a threatened or pending action, suit or proceeding of the nature referenced above in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us as provided above. Under these provisions, however, Health Care REIT is not obligated to indemnify any person in connection with a proceeding initiated by such person unless such proceeding is in connection with a claim by such person to enforce rights as stated above or was authorized or consented to by Health Care REIT’s Board of Directors.

Health Care REIT has entered into indemnification agreements with its directors, executive officers and officers to assure them that they will be indemnified to the extent permitted by the Second Restated Certificate of Incorporation, Amended and Restated By-Laws and Delaware law. The indemnification agreements cover, subject to certain exceptions and limitations, any and all expenses, judgments, fines, penalties, and amounts paid in settlement, provide for the prompt advancement of all expenses incurred in connection with any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, and obligate the director, executive officer or officer to reimburse us for all amounts so advanced if it is subsequently determined, as provided in the indemnification agreements, that the director, executive officer or officer is not entitled to indemnification.

Delaware law requires indemnification in cases where a director or officer has been successful in defending any claim or proceeding and permits indemnification, even if a director or officer has not been successful, in cases where the director or officer acted in good faith and in a manner that he or she reasonably believed was in, or not opposed to, the best interests of the corporation. To be indemnified with respect to criminal proceedings, the director or officer must also have had no reasonable cause to believe that his or her conduct was unlawful. In the case of a claim by a third party (i.e., a party other than the corporation), Delaware law permits indemnification for expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement. In the case of a claim by, or in the right of, the corporation (including stockholder derivative suits), indemnification under the DGCL is limited to expenses (including attorneys’ fees) and no indemnification of expenses is permitted if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all of the circumstances, such indemnification is nonetheless proper. Delaware law also permits the advancement of expenses to directors and officers upon receipt of an undertaking to repay all amounts so advanced if it is ultimately determined that the director or officer has not met the applicable standard of conduct and is, therefore, not entitled to be indemnified.

Health Care REIT maintains indemnification insurance that provides for reimbursement of indemnification payments properly and lawfully made to its directors and officers and coverage, subject to certain exceptions and limitations, for directors and officers in situations where Health Care REIT cannot or does not indemnify them.

Item 16.	Exhibits.

3.1	Second Restated Certificate of Incorporation of Health Care REIT (filed with the SEC as Exhibit 3.1 to Health Care REIT’s Form 10-K filed March 20, 2000, and incorporated herein by reference thereto).
3.2	Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A, of Health Care REIT (filed with the SEC as Exhibit 3.1 to Health Care REIT’s Form 10-K filed March 20, 2000, and incorporated herein by reference thereto).
3.3	Certificate of Amendment of Second Restated Certificate of Incorporation of Health Care REIT (filed with the SEC as Exhibit 3.1 to Health Care REIT’s Form 10-K filed March 20, 2000, and incorporated herein by reference thereto).
3.4	Certificate of Amendment of Second Restated Certificate of Incorporation of Health Care REIT (filed with the SEC as Exhibit 3.1 to Health Care REIT’s Form 8-K filed June 13, 2003, and incorporated herein by reference thereto).
3.5	Certificate of Designation of 7 7/8% Series D Cumulative Redeemable Preferred Stock of Health Care REIT (filed with the SEC as Exhibit 2.5 to Health Care REIT’s Form 8-A/A filed July 8, 2003, and incorporated herein by reference thereto).
3.6	Certificate of Designation of 6% Series E Cumulative Convertible and Redeemable Preferred Stock of Health Care REIT (filed with the SEC as Exhibit 3.1 to Health Care REIT’s Form 8-K filed October 1, 2003, and incorporated herein by reference thereto).
3.7	Certificate of Designation of 7 5/8% Series F Cumulative Redeemable Preferred Stock of Health Care REIT (filed with the SEC as Exhibit 2.5 to Health Care REIT’s Form 8-A filed September 10, 2004, and incorporated herein by reference thereto).
3.8	Certificate of Designation of 7.5% Series G Cumulative Convertible Preferred Stock of Health Care REIT (filed with the SEC as Exhibit 3.1 to Health Care REIT’s Form 8-K filed December 20, 2006, and incorporated herein by reference thereto).
3.9	Amended and Restated By-Laws of Health Care REIT (filed with the SEC as Exhibit 3.1 to Health Care REIT’s Form 8-K filed September 8, 2004, and incorporated herein by reference thereto).
4.1	Health Care REIT, by signing this Report, agrees to furnish the Securities and Exchange Commission upon its request a copy of any instrument that defines the rights of holders of long-term debt of Health Care REIT and authorizes a total amount of securities not in excess of 10% of the total assets of Health Care REIT.

4.2	Indenture dated as of April 17, 1997 between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.1 to Health Care REIT’s Form 8-K filed April 21, 1997, and incorporated herein by reference thereto).
4.3	First Supplemental Indenture, dated as of April 17, 1997, to Indenture dated as of April 17, 1997, between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.2 to Health Care REIT’s Form 8-K filed April 21, 1997, and incorporated herein by reference thereto).
4.4	Second Supplemental Indenture, dated as of March 13, 1998, to Indenture dated as of April 17, 1997, between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.2 to Health Care REIT’s Form 8-K filed March 11, 1998, and incorporated herein by reference thereto).
4.5	Third Supplemental Indenture, dated as of March 18, 1999, to Indenture dated as of April 17, 1997, between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.2 to Health Care REIT’s Form 8-K filed March 17, 1999, and incorporated herein by reference thereto).
4.6	Fourth Supplemental Indenture, dated as of August 10, 2001, to Indenture dated as of April 17, 1997, between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.2 to Health Care REIT’s Form 8-K filed August 9, 2001, and incorporated herein by reference thereto).
4.7	Supplemental Indenture No. 5, dated September 10, 2003, to Indenture dated as of April 17, 1997, between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.1 to Health Care REIT’s Form 8-K filed September 24, 2003, and incorporated herein by reference thereto).
4.8	Amendment No. 1, dated September 16, 2003, to Supplemental Indenture No. 5, dated September 10, 2003, to Indenture dated as of April 17, 1997, between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.3 to Health Care REIT’s Form 8-K filed September 24, 2003, and incorporated herein by reference thereto).
4.9	Indenture for Senior Debt Securities, dated as of September 6, 2002, between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.1 to Health Care REIT’s Form 8-K filed September 9, 2002, and incorporated herein by reference thereto).
4.10	Supplemental Indenture No. 1, dated as of September 6, 2002, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.2 to Health Care REIT’s Form 8-K filed September 9, 2002, and incorporated herein by reference thereto).
4.11	Amendment No. 1, dated March 12, 2003, to Supplemental Indenture No. 1, dated as of September 6, 2002, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.1 to Health Care REIT’s Form 8-K filed March 14, 2003, and incorporated herein by reference thereto).
4.12	Supplemental Indenture No. 2, dated as of September 10, 2003, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.2 to Health Care REIT’s Form 8-K filed September 24, 2003, and incorporated herein by reference thereto).
4.13	Amendment No. 1, dated September 16, 2003, to Supplemental Indenture No. 2, dated as of September 10, 2003, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.4 to Health Care REIT’s Form 8-K filed September 24, 2003, and incorporated herein by reference thereto).
4.14	Supplemental Indenture No. 3, dated as of October 29, 2003, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.1 to Health Care REIT’s Form 8-K filed October 30, 2003, and incorporated herein by reference thereto).
4.15	Amendment No. 1, dated September 13, 2004, to Supplemental Indenture No. 3, dated as of October 29, 2003, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between Health Care REIT and The Bank of New York Trust Company, N.A., as successor to Fifth Third Bank (filed with the SEC as Exhibit 4.1 to Health Care REIT’s Form 8-K filed September 13, 2004, and incorporated herein by reference thereto).
4.16	Supplemental Indenture No. 4, dated as of April 27, 2005, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between Health Care REIT and The Bank of New York Trust Company, N.A. (filed with the SEC as Exhibit 4.1 to Health Care REIT’s Form 8-K filed April 28, 2005, and incorporated herein by reference thereto).

4.17	Supplemental Indenture No. 5, dated as of November 30, 2005, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between Health Care REIT and The Bank of New York Trust Company, N.A. (filed with the SEC as Exhibit 4.1 to Health Care REIT’s Form 8-K filed November 30, 2005, and incorporated herein by reference thereto).
4.18	Indenture, dated as of November 20, 2006, between Health Care REIT and The Bank of New York Trust Company, N.A. (filed with the SEC as Exhibit 4.1 to Health Care REIT’s Form 8-K filed November 20, 2006, and incorporated herein by reference thereto).
4.19	Supplemental Indenture No. 1, dated as of November 20, 2006, between Health Care REIT and The Bank of New York Trust Company, N.A. (filed with the SEC as Exhibit 4.2 to Health Care REIT’s Form 8-K filed November 20, 2006, and incorporated herein by reference thereto).
4.20	Form of Indenture for Senior Subordinated Debt Securities (filed with the SEC as Exhibit 4.9 to Health Care REIT’s Form S-3 (File No. 333-73936) filed November 21, 2001, and incorporated herein by reference thereto).
4.21	Form of Indenture for Junior Subordinated Debt Securities (filed with the SEC as Exhibit 4.10 to Health Care REIT’s Form S-3 (File No. 333-73936) filed November 21, 2001, and incorporated herein by reference thereto).
5.1	Opinion of Shumaker, Loop & Kendrick, LLP.
8.1	Tax Opinion of Arnold & Porter.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	The consent of Shumaker, Loop & Kendrick, LLP, to the use of their opinion as an exhibit to this Registration Statement is included in their opinion filed as Exhibit 5.1.
24.1	Power of Attorney executed by William C. Ballard, Jr. (Director).
24.2	Power of Attorney executed by Pier C. Borra (Director).
24.3	Power of Attorney executed by Thomas J. DeRosa (Director).
24.4	Power of Attorney executed by Jeffrey H. Donahue (Director).
24.5	Power of Attorney executed by Peter J. Grua (Director).
24.6	Power of Attorney executed by Fred S. Klipsch (Director).
24.7	Power of Attorney executed by Sharon M. Oster (Director).
24.8	Power of Attorney executed by R. Scott Trumbull (Director).
24.9	Power of Attorney executed by George L. Chapman (Director, Chairman of the Board and Chief Executive Officer and Principal Executive Officer).
24.10	Power of Attorney executed by Scott A. Estes (Senior Vice President and Chief Financial Officer and Principal Financial Officer).
24.11	Power of Attorney executed by Paul D. Nungester, Jr. (Vice President and Controller and Principal Accounting Officer).
99.1	Form of Enrollment Form for Health Care REIT, Inc. Dividend Reinvestment & Stock Purchase Plan (filed with the SEC as Exhibit 99.1 to Health Care REIT’s Form S-3 (File No. 333-104831) filed April 29, 2003, and incorporated herein by reference thereto).

Item 17.	Undertakings

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i), (A)(1)(ii) and (A)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided , however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Toledo, State of Ohio, on May 15, 2007.

Health Care REIT, Inc.

By:	/s/ George L. Chapman
George L. Chapman
Chairman of the Board and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons (or by their designated attorney-in-fact) in the capacities indicated on May 15, 2007.

Signature	Title

/s/ William C. Ballard, Jr.* William C. Ballard, Jr.	Director

/s/ Pier C. Borra* Pier C. Borra	Director

Raymond W. Braun	Director

/s/ Thomas J. DeRosa* Thomas J. DeRosa	Director

/s/ Jeffrey H. Donahue* Jeffrey H. Donahue	Director

/s/ Peter J. Grua* Peter J. Grua	Director

/s/ Fred S. Klipsch* Fred S. Klipsch	Director

/s/ Sharon M. Oster* Sharon M. Oster	Director

/s/ R. Scott Trumbull* R. Scott Trumbull	Director

/s/ George L. Chapman George L. Chapman	Chairman, Chief Executive Officer, and Director (Principal Executive Officer)

Signature		Title

/s/ Scott A. Estes* Scott A. Estes		Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Paul D. Nungester, Jr.* Paul D. Nungester, Jr.		Vice President and Controller (Principal Accounting Officer)

*By:	/s/ George L. Chapman George L. Chapman Attorney-in-Fact

EXHIBIT INDEX

3.1	Second Restated Certificate of Incorporation of Health Care REIT (filed with the SEC as Exhibit 3.1 to Health Care REIT’s Form 10-K filed March 20, 2000, and incorporated herein by reference thereto).
3.2	Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A, of Health Care REIT (filed with the SEC as Exhibit 3.1 to Health Care REIT’s Form 10-K filed March 20, 2000, and incorporated herein by reference thereto).
3.3	Certificate of Amendment of Second Restated Certificate of Incorporation of Health Care REIT (filed with the SEC as Exhibit 3.1 to Health Care REIT’s Form 10-K filed March 20, 2000, and incorporated herein by reference thereto).
3.4	Certificate of Amendment of Second Restated Certificate of Incorporation of Health Care REIT (filed with the SEC as Exhibit 3.1 to Health Care REIT’s Form 8-K filed June 13, 2003, and incorporated herein by reference thereto).
3.5	Certificate of Designation of 7 7/8% Series D Cumulative Redeemable Preferred Stock of Health Care REIT (filed with the SEC as Exhibit 2.5 to Health Care REIT’s Form 8-A/A filed July 8, 2003, and incorporated herein by reference thereto).
3.6	Certificate of Designation of 6% Series E Cumulative Convertible and Redeemable Preferred Stock of Health Care REIT (filed with the SEC as Exhibit 3.1 to Health Care REIT’s Form 8-K filed October 1, 2003, and incorporated herein by reference thereto).
3.7	Certificate of Designation of 7 5/8% Series F Cumulative Redeemable Preferred Stock of Health Care REIT (filed with the SEC as Exhibit 2.5 to Health Care REIT’s Form 8-A filed September 10, 2004, and incorporated herein by reference thereto).
3.8	Certificate of Designation of 7.5% Series G Cumulative Convertible Preferred Stock of Health Care REIT (filed with the SEC as Exhibit 3.1 to Health Care REIT’s Form 8-K filed December 20, 2006, and incorporated herein by reference thereto).
3.9	Amended and Restated By-Laws of Health Care REIT (filed with the SEC as Exhibit 3.1 to Health Care REIT’s Form 8-K filed September 8, 2004, and incorporated herein by reference thereto).
4.1	Health Care REIT, by signing this Report, agrees to furnish the Securities and Exchange Commission upon its request a copy of any instrument that defines the rights of holders of long-term debt of Health Care REIT and authorizes a total amount of securities not in excess of 10% of the total assets of Health Care REIT.
4.2	Indenture dated as of April 17, 1997 between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.1 to Health Care REIT’s Form 8-K filed April 21, 1997, and incorporated herein by reference thereto).
4.3	First Supplemental Indenture, dated as of April 17, 1997, to Indenture dated as of April 17, 1997, between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.2 to Health Care REIT’s Form 8-K filed April 21, 1997, and incorporated herein by reference thereto).
4.4	Second Supplemental Indenture, dated as of March 13, 1998, to Indenture dated as of April 17, 1997, between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.2 to Health Care REIT’s Form 8-K filed March 11, 1998, and incorporated herein by reference thereto).
4.5	Third Supplemental Indenture, dated as of March 18, 1999, to Indenture dated as of April 17, 1997, between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.2 to Health Care REIT’s Form 8-K filed March 17, 1999, and incorporated herein by reference thereto).
4.6	Fourth Supplemental Indenture, dated as of August 10, 2001, to Indenture dated as of April 17, 1997, between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.2 to Health Care REIT’s Form 8-K filed August 9, 2001, and incorporated herein by reference thereto).
4.7	Supplemental Indenture No. 5, dated September 10, 2003, to Indenture dated as of April 17, 1997, between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.1 to Health Care REIT’s Form 8-K filed September 24, 2003, and incorporated herein by reference thereto).
4.8	Amendment No. 1, dated September 16, 2003, to Supplemental Indenture No. 5, dated September 10, 2003, to Indenture dated as of April 17, 1997, between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.3 to Health Care REIT’s Form 8-K filed September 24, 2003, and incorporated herein by reference thereto).

4.9	Indenture for Senior Debt Securities, dated as of September 6, 2002, between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.1 to Health Care REIT’s Form 8-K filed September 9, 2002, and incorporated herein by reference thereto).
4.10	Supplemental Indenture No. 1, dated as of September 6, 2002, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.2 to Health Care REIT’s Form 8-K filed September 9, 2002, and incorporated herein by reference thereto).
4.11	Amendment No. 1, dated March 12, 2003, to Supplemental Indenture No. 1, dated as of September 6, 2002, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.1 to Health Care REIT’s Form 8-K filed March 14, 2003, and incorporated herein by reference thereto).
4.12	Supplemental Indenture No. 2, dated as of September 10, 2003, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.2 to Health Care REIT’s Form 8-K filed September 24, 2003, and incorporated herein by reference thereto).
4.13	Amendment No. 1, dated September 16, 2003, to Supplemental Indenture No. 2, dated as of September 10, 2003, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.4 to Health Care REIT’s Form 8-K filed September 24, 2003, and incorporated herein by reference thereto).
4.14	Supplemental Indenture No. 3, dated as of October 29, 2003, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between Health Care REIT and Fifth Third Bank (filed with the SEC as Exhibit 4.1 to Health Care REIT’s Form 8-K filed October 30, 2003, and incorporated herein by reference thereto).
4.15	Amendment No. 1, dated September 13, 2004, to Supplemental Indenture No. 3, dated as of October 29, 2003, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between Health Care REIT and The Bank of New York Trust Company, N.A., as successor to Fifth Third Bank (filed with the SEC as Exhibit 4.1 to Health Care REIT’s Form 8-K filed September 13, 2004, and incorporated herein by reference thereto).
4.16	Supplemental Indenture No. 4, dated as of April 27, 2005, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between Health Care REIT and The Bank of New York Trust Company, N.A. (filed with the SEC as Exhibit 4.1 to Health Care REIT’s Form 8-K filed April 28, 2005, and incorporated herein by reference thereto).
4.17	Supplemental Indenture No. 5, dated as of November 30, 2005, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between Health Care REIT and The Bank of New York Trust Company, N.A. (filed with the SEC as Exhibit 4.1 to Health Care REIT’s Form 8-K filed November 30, 2005, and incorporated herein by reference thereto).
4.18	Indenture, dated as of November 20, 2006, between Health Care REIT and The Bank of New York Trust Company, N.A. (filed with the SEC as Exhibit 4.1 to Health Care REIT’s Form 8-K filed November 20, 2006, and incorporated herein by reference thereto).
4.19	Supplemental Indenture No. 1, dated as of November 20, 2006, between Health Care REIT and The Bank of New York Trust Company, N.A. (filed with the SEC as Exhibit 4.2 to Health Care REIT’s Form 8-K filed November 20, 2006, and incorporated herein by reference thereto).
4.20	Form of Indenture for Senior Subordinated Debt Securities (filed with the SEC as Exhibit 4.9 to Health Care REIT’s Form S-3 (File No. 333-73936) filed November 21, 2001, and incorporated herein by reference thereto).
4.21	Form of Indenture for Junior Subordinated Debt Securities (filed with the SEC as Exhibit 4.10 to Health Care REIT’s Form S-3 (File No. 333-73936) filed November 21, 2001, and incorporated herein by reference thereto).
5.1	Opinion of Shumaker, Loop & Kendrick, LLP.
8.1	Tax Opinion of Arnold & Porter.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	The consent of Shumaker, Loop & Kendrick, LLP, to the use of their opinion as an exhibit to this Registration Statement is included in their opinion filed as Exhibit 5.1.
24.1	Power of Attorney executed by William C. Ballard, Jr. (Director).

24.2	Power of Attorney executed by Pier C. Borra (Director).
24.3	Power of Attorney executed by Thomas J. DeRosa (Director).
24.4	Power of Attorney executed by Jeffrey H. Donahue (Director).
24.5	Power of Attorney executed by Peter J. Grua (Director).
24.6	Power of Attorney executed by Fred S. Klipsch (Director).
24.7	Power of Attorney executed by Sharon M. Oster (Director).
24.8	Power of Attorney executed by R. Scott Trumbull (Director).
24.9	Power of Attorney executed by George L. Chapman (Director, Chairman of the Board and Chief Executive Officer and Principal Executive Officer).
24.10	Power of Attorney executed by Scott A. Estes (Senior Vice President and Chief Financial Officer and Principal Financial Officer).
24.11	Power of Attorney executed by Paul D. Nungester, Jr. (Vice President and Controller and Principal Accounting Officer).
99.1	Form of Enrollment Form for Health Care REIT, Inc. Dividend Reinvestment & Stock Purchase Plan (filed with the SEC as Exhibit 99.1 to Health Care REIT’s Form S-3 (File No. 333-104831) filed April 29, 2003, and incorporated herein by reference thereto).